NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   To Be Held

                                January 12, 2001


                                 Franklin Covey

       You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the "Company"), which will be held on Friday, January 12, 2001 at 11:00 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway
Boulevard, Salt Lake City, Utah 84119-2331 (the "Annual Meeting"), for the following purposes:

(I) To elect four directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2003 and until their respective successors shall be duly elected and shall qualify;

(II) To consider and vote upon a proposal to ratify the approved performance award for the chief executive officer of the Company to qualify such compensation under Section 162(m) of the Internal Revenue Code of 1986;

(III) To consider and vote upon a proposal to ratify the amendment of the Company's Employee Stock Purchase Plan to extend the term of the plan to August 31, 2004 and to increase the maximum number of the Company's Common Stock subject to the plan by 1,000,000 shares;

(IV) To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditor of the Company for the fiscal year ending August 31, 2001; and

(V) To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

       The Board of Directors has fixed the close of business on November 17, 2000, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

       All shareholders are urged to attend the meeting.

                                       By Order of the Board of Directors


                                       Robert A. Whitman
                                       Chairman of the Board

November 30, 2000

                                    IMPORTANT

     Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used it you are present at the Annual Meeting and desire to vote your shares personally.

                               FRANKLIN COVEY CO.
                           2200 West Parkway Boulevard
                         Salt Lake City, Utah 84119-2331

                              ---------------------

                                 PROXY STATEMENT
                              ---------------------


                         Annual Meeting of Shareholders
                                January 12, 2001



                             SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the shareholders of Franklin Covey Co., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.05 par value per share (the "Common Stock") and outstanding shares of the Company's Series A Preferred Stock, no par value (the Series A Preferred Stock) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 12, 2001, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about November 30, 2000.

     The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                     VOTING

     The Board of Directors has fixed the close of business on November 17, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 20,650,824 shares of Common Stock and 811,094 shares of Series A Preferred Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. The holders of record of Series A Preferred Stock on the Record Date are entitled to cast that number of votes equal to the number of shares of Common Stock each share of Series A Preferred Stock could be converted into, approximately 7.14 votes per share of Series A Preferred Stock or an aggregate of approximately 5,793,529 votes for all of the Series A Preferred Stock. The shares of Common Stock and Series A Preferred Stock vote together as a single class.

PROXIES

     Shares of Common Stock and Series A Preferred Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the four director nominees, FOR the ratification of the proposed executive performance award, FOR the ratification of the amendment of the Employee Stock Purchase Plan to extend the term of the plan and to increase the maximum number of shares in the plan by 1,000,000, FOR the ratification of the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending August 31, 2001, and in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

VOTE REQUIRED

     A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of the directors, the three nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The ratification of the proposed executive performance award, the ratification of the amended Employee Stock Purchase Plan, the ratification of the appointment of Arthur Andersen as independent auditor for the Company, and the approval of other matters which may properly come before the meeting generally requires that the number of votes cast in favor of the proposal exceed the number of votes cast in opposition. Abstentions and broker non-votes will not affect the outcome of any such matter. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date.


                              ELECTION OF DIRECTORS

     At the Annual Meeting, three directors of the Company are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held following the end of fiscal year 2003 and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     Certain information with respect to the nominees is set forth below.

     JOEL C. PETERSON, 53, has been a director of the Company since May 1997. Mr. Peterson served as a director of Covey Leadership Center ("Covey") from 1993 to 1997 and as Vice Chairman of Covey from 1994 to 1997. Mr. Peterson is also chairman of Peterson Ventures, Inc., a privately-held equity investment firm and is chairman of the board of directors for Essex Capital, a real estate development and management company. Mr. Peterson also serves on the boards of directors of Road Rescue, Dermody Properties, AccuDocs, JetBlue and Bay Logics, Inc. Mr. Peterson earned his MBA from Harvard Business School.

     E. KAY STEPP, 55, has been a director of the Company since May 1997. Ms. Stepp served as a director of Covey from 1992 to 1997. Ms. Stepp is the former president and chief operating officer of Portland General Electric, an electric utility, and former chairman of the board of Gardenburger, Inc. (NASDAQ). Ms. Stepp is also currently a director of StanCorp Financial Group (NYSE), Planar Systems, Inc. (NASDAQ), and is a founding director of the Bank of the Northwest. She is a former director of the Federal Reserve Bank of San Francisco. She received her Bachelor of Arts degree from Stanford University and a Master in Arts in Management from the University of Portland and attended the Stanford Executive Program.

     STEVEN C. WHEELWRIGHT, 57, has been a director of the Company since January 1999. Dr. Wheelwright is currently on a 3 year leave of absence from the Board of Directors residing in England as a mission president for the Church of Jesus Christ of Latter-Day Saints. Prior to serving the mission, Dr. Wheelwright was the Edsel Bryant Ford Professor of Business Administration at Harvard Business School. He also served as Senior Associate Dean responsible for faculty hiring and planning. Dr. Wheelwright has also taught at Stanford University's Graduate School of Business and has authored several texts presenting concepts and tools proven effective in product and process development.

     ROBERT A. WHITMAN, 47, has been a director of the Company since May 1997 and has served as Chairman of the Board of Directors since June 1999 and Chief Executive Officer of the Company since July 1999. Mr. Whitman served as a director of Covey from 1994 to 1997. Prior to joining the Company, Mr. Whitman served as president and co-chief executive officer of the Hampstead Group L.L.C., a privately-held equity investment firm based in Dallas, Texas, from 1992 to 2000. Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

     In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Stephen M. R. Covey, Robert H. Daines, E. J. "Jake" Garn and Donald
J. McNamara are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 2001. Stephen R. Covey, Dennis G. Heiner, Brian A. Krisak and Hyrum W. Smith are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 2002. Brief statements setting forth certain biographical information concerning each continuing director appear below.

     STEPHEN M. R. COVEY, 38, has been Executive Vice President of the Company since May 1997 responsible for Organizational Solutions. From 1994 to 1997, Mr. Covey served as President and Chief Executive Officer of Covey. Mr. Covey joined Covey in 1989, serving in various capacities prior to his appointment as President and Chief Executive Officer, including Vice President of Client Services Group, Vice President of Corporate Development, and Managing Consultant. Mr. Covey earned an MBA from Harvard Business School and has professional work experience in different industries, including real estate development with Trammell Crow Company in Dallas, Texas. Mr. Covey is the son of Stephen R. Covey, Vice-Chairman of the Board of Directors. Mr. Covey's term as a director expires in 2001.

     ROBERT H. DAINES, 66, has been a director of the Company since April 1990. Dr. Daines is the Driggs Professor of Strategic Management at Brigham Young University, where he has been employed since 1959. Dr. Daines also currently serves on the board of directors for Volvo Commercial Credit Corporation and Alta Technology. Dr. Daines received his MBA from Stanford and his DBA from Indiana University. Mr. Daines's term as a director expires in 2001.

     E. J. "JAKE" GARN, 68, was elected to serve as a director of the Company in January 1993. Mr. Garn is managing director of Summit Ventures, LLC with offices in Salt Lake City and Washington, DC. From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah. During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees. Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974. Mr. Garn also currently serves as a director of Morgan Stanley Dean Witter Advisors (NYSE), NuSkin Asia Pacific Corporation (NYSE) and BMW Bank, NA (NASDAQ), and is a member of the Board of Trustees of Intermountain Health Care. Mr. Garn's term as a director expires in 2001.

     DONALD J. MCNAMARA, 47, was appointed to serve as a director of the Company in June 1999. Mr. McNamara is the founder of the Hampstead Group, L.L.C., a privately-held equity investment firm based in Dallas, Texas, and has served as its Chairman since its inception in 1989. He currently serves as Chairman of the Board of Directors of FelCor Lodging Trust (NYSE). Mr. McNamara also currently serves as a director of Legend Airlines, a director of Omega Healthcare Investors, Inc. (NYSE), a trustee of Saint Mark's School, a trustee of the Virginia Tech Foundation, and a member of the Urban Land Institute. He received his undergraduate degree from Virginia Tech and his MBA in 1978 from Harvard University. Mr. McNamara's term as a director expires in 2001.

     HYRUM W. SMITH, 57, a co-founder of the Company, has served as a director of the Company since December 1983 and has served as Vice Chairman of the Board of Directors since June 1999. Mr. Smith served as Chairman of the Board of Directors from December 1986 to June 1999. Mr. Smith served as the Chief Executive Officer of the Company from February 1997 to March 1998, a position he also held from April 1991 to September 1996. He was Senior Vice President of the Company from December 1984 to April 1991. Mr. Smith is author of The Ten Natural Laws of Time and Life Management and What Matters Most. He is also a director of SkyWest, Inc. (NASDAQ), Greater Salt Lake Area Red Cross, and on the Advisory Board for the University of Utah School of Business. Mr. Smith's term as a director expires in 2002.

     STEPHEN R. COVEY, 68, has been Vice Chairman of the Board of the Company since June 1999. Dr. Covey Served as Co-Chairman of the Board of Directors from May 1997 to June 1999. Dr. Covey founded Covey Leadership Center and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997. Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations. Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People, Principle-Centered Leadership, The 7 Habits of Highly Effective Families, and the co-author of First Things First. His newest books, The Nature of Leadership, co-authored with Roger Merrill and DeWitt Jones, and Living the 7 Habits: Stories of Courage and Inspiration were introduced in 1999. He is also a director of Points of Light foundation and a fellow of the Center for Organizational and Technological Advancement at Virginia Tech. Dr. Covey is the father of Stephen M. R. Covey, a director and Executive Vice President of the Company. Dr. Covey's term as a director expires in 2002.

     DENNIS G. HEINER, 57, was appointed as a director of the Company in January 1997. Mr. Heiner has served as president and chief executive officer of Werner Co., a leading manufacturer of climbing products and aluminum extrusions, since 1999. Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served as Executive Vice President and President of the Security Hardware Group, a world leader in residential door hardware. Mr. Heiner's term as a director expires in 2002.

     BRIAN A. KRISAK, 49, was appointed to the Board of Directors in June 1999. Mr. Krisak is a principal of the Hampstead Group L.L.C., a privately-held equity investment firm based in Dallas, Texas. Mr. Krisak joined The Hampstead Group in January 1999. Prior to joining Hampstead, Mr. Krisak served as vice president and general manager of PICO, Inc., a satellite and wireless communications firm in the transportation industry, from 1997 to 1999 and owned and operated Krisak Consulting from 1993 to 1997. He also has served as chief executive officer of the Columbia-Free State Health System, president of Nicholas Coffee and sr. vice president of Elkin's Coffee. He received his degree in Government and Law from Lafayette College in 1973 and his MBA in 1978 from Harvard University. Mr. Krisak's term as a director expires in 2002.

COMMITTEES, MEETINGS AND REPORTS

     The Board of Directors has standing Executive, Audit, Nominating and Compensation Committees. The Executive Committee presently consists of Messrs. Joel Peterson, Chairperson and Robert Whitman. The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert Daines and Joel Peterson. The Nominating Committee consists of Messrs. Stephen R. Covey and Hyrum Smith. The Compensation Committee consists of Ms. Kay Stepp, Chairperson, and Messrs. Dennis Heiner, Brian Krisak, Robert Daines and Steven Wheelwright, a member of the committee who is on a three-year leave of absence from the Board.

     The Executive Committee met four times during the 2000 fiscal year. Its functions are to oversee: the day-to-day operations of the Company, employment rights and compensation of designated key employees and to make recommendations with respect thereto to the Compensation Committee and the Board of Directors; and to establish the agenda for the Board of Directors meetings.

     The Audit Committee met six times during the 2000 fiscal year. Its functions are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls of the Company.

     The Nominating Committee met once during the 2000 fiscal year. The Nominating Committee has exclusive authority to nominate individuals for election to the following offices: President, Chief Executive Officer, Chief Financial Officer and individuals to be nominated by the Board of Directors to serve on the Board of Directors or committees of the Board.

     The Compensation Committee met four times during the 2000 fiscal year. Its functions are: (i) to review, and make recommendations to the Board of Directors regarding the salaries, bonuses and other compensation of the Company's Chairman of the Board and executive officers; and (ii) to review and administer any stock option, stock purchase plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers and employees of the Company.

     During the 2000 fiscal year, there were six meetings held by the Board of Directors of the Company. All directors attended more than 75 percent of the board meetings. No director attended fewer than 75 percent of the total number of meetings of the committees on which he or she served.


DIRECTOR COMPENSATION

     Messrs. Robert A. Whitman, Brian A. Krisak, Donald J. McNamara,  Stephen M.
R. Covey and Stephen R. Covey do not currently receive compensation for Board or committee meetings. Remaining directors are paid as follows: an annual retainer of $16,000, with the exception of the committee chairpersons who are paid an annual retainer of $18,000; $2,000 for attending each Board meeting; $1,333 for participating in each telephone Board meeting; $1,000 for attending each committee meeting, with the exception of the committee chairperson who is paid $1,100; and $667 for participating in committee meetings held by telephone, with the exception of the committee chairperson who receives $773. Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Whitman and Stephen M. R. Covey, certain information is furnished with respect to the following executive officers of the Company:

     VAL JOHN CHRISTENSEN, 46, has been Secretary and General Counsel of the Company since January 1990 and an Executive Vice President since March 1996. Mr. Christensen served as a director of the Company from July 1991 to June 1997. From January 1990 to March 1996, Mr. Christensen served as a Senior Vice President of the Company. From March 1987 to November 1989, Mr. Christensen was engaged in the private practice of law with the law firm of LeBoeuf, Lamb, Lieby & MacRae, specializing in general business and business litigation matters. From 1983 until he joined the Company, Mr. Christensen acted as outside counsel to the Company.

     JOHN R. HARDING, 41, has been Executive Vice President - Marketing and Solutions for the Company since October 1999. He joined the company in February 1994, through the acquisition of Shipley Associates where he served as Chief Executive Officer. He served as Vice President of the Company from 1994 to 1999 with responsibilities for the consultant delivery of training programs, strategy, and innovation. Mr. Harding earned a Masters of Management from Northwestern University. He is also a certified facilitator of The 7 Habits of Highly Effective People and a Certified Public Accountant (CPA).

     DON J. JOHNSON, 52, has been Executive Vice President - Manufacturing / Distribution and Call Center of the Company since May 1996 responsible for the manufacturing, printing, packaging and distribution of the Company's product line. From 1986 to 1996, Mr. Johnson was employed by Valleylab, a division of Pfizer, Inc., a medical device manufacturing and distributing company in Boulder, Colorado, as Director of both Domestic and International Manufacturing and Distribution. Mr. Johnson has more than 29 years of manufacturing and distribution management experience in both the U.S. and international markets.

     DARL MCBRIDE, 41, recently joined the Company as the President of www.franklincoveyplanner.com, the online services group of the Company and Executive Vice President of Business Development. Mr. McBride served previously as the CEO of PointServe, Inc., an online service fulfillment company and was the founder and CEO of SolutionBank, Inc., a web services integration company. Additionally, he held various executive management positions at Novell, Inc., for eight years. Mr. McBride has held executive positions in the technology industry for nearly twenty years, during which time he has established domestic and international industry partnerships with such companies as Softbank, Sony, Canon, Microsoft, IBM, Compaq and HP. Mr. McBride was listed as one of the top twenty executives to watch, CRN 1996, and holds a Bachelor of Arts from Brigham Young University and a Master of Arts from Illinois University.

     MIKELL RIGG MCGUIRE, 35, has been Executive Vice President of the International Division since February 1999. Ms. Rigg McGuire joined the Company in 1990 in International Sales. She has held various positions within the Company including Vice President of Sales in Canada, General Manager of the Canadian office and Area Vice President of the Americas.

     SCOTT NIELSEN, 42, has been Executive Vice President and Interim Chief Financial Officer of the Company since January 2000. He joined the Company in 1994 and has held various finance positions including Vice President of Finance and Controller with duties including mergers, acquisitions, divestitures, and performance analysis. Prior to joining the Company, Mr. Nielsen was a senior audit manager for Price Waterhouse. Mr. Nielsen is a Certified Public Accountant
(CPA).

     MARVA SADLER, 43, has been Executive Vice President of Business Plan Implementation, responsible for implementation of major corporate operational improvement initiatives, since joining the Company in March of 2000. She also serves as CFO/COO of the CSG Division. Prior to joining the company, Ms. Sadler was with Achieve Global from 1996-2000 as Executive Vice President of Operations, and CFO/CEO at Baron Woolen Mills from 1993-1996, and spent several years in management consulting with Marakon Associates, and Bain & Co.

     DOUGLAS SMITH, 46, has been Executive Vice President of Technology Solutions and e-Commerce since October, 1999. Mr. Smith joined the Company in November 1998 as Vice President of the Electronics Solutions Division. Prior to joining the Company, Mr. Smith was employed at Sequent Computers for 12 years in various marketing and business development roles.

     MICHAEL O. WILLIS, 45, is joined the Company this year as Executive Vice President of Global Sales and Alliances. Mr. Willis is responsible for corporate business development and partnering programs worldwide. Mr. Willis brings more than 25 years of experience to the Company having held executive management positions with several Fortune 100 corporations and having developed significant expertise in strategic planning, marketing and sales management, change and operations management and information technology. Prior to joining the Company, Mr. Willis spent five and half years with IBM Global Service. Mr. Willis holds a MBA in Management Science and is currently completing his Doctorate in Business Administration.

     D. GORDON WILSON, 48, has been an Executive Vice President of the Company since March 1996 responsible for retail store operation and direct product sales. Mr. Wilson served as a Senior Vice President of the Company responsible for the Retail Stores Division and the Marketing Division since January 1995 and September 1995, respectively. From 1989 to 1994, he was Group Vice President and General Merchandise Manager of the Home Division and Apparel Division of Fred Meyer, Inc. Mr. Wilson held various buying and merchandising positions at Fred Meyer, Inc. from 1983 to 1989.


                             EXECUTIVE COMPENSATION

     The compensation of Robert A. Whitman, the Company's Chief Executive Officer and the four other most highly paid executive officers during the fiscal year ended August 31, 2000 is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                       -------------------------
                                       Annual Compensation                                      Awards
                              --------------------------------------                   -------------------------
                                                                                       Restricted
                               Fiscal                                  Other Annual       Stock       Options/      All Other
       Name and Position        Year        Salary        Bonus       Compensation(1)   Awards(2)    SARs(#)(3)  Compensation(4)
----------------------------  ---------  ------------- -------------  ---------------  ------------  ----------- ----------------
Robert A. Whitman               2000      $ 336,539   $   375,000         $ 22,990          $  --         --             $  --
  Chairman and Chief            1999             --            --           14,000             --         --                --
  Executive Officer             1998             --            --           18,000             --         --                --

Val John Christensen            2000        320,708       150,000               --             --         --             8,808
  Executive Vice President      1999        163,323        90,000               --             --     90,300             4,771
  and Secretary                 1998        156,667        71,820               --             --         --             2,891

Stephen M. R. Covey             2000        225,885       188,000               --             --         --             6,399
  Executive Vice President      1999        181,731        90,000               --             --     25,000             4,800
                                1998        195,769       216,375               --             --         --             4,754
Don J. Johnson                  2000        174,423       130,000               --             --         --             5,916
  Executive Vice President      1999        156,821       121,170               --             --     30,000             4,431
                                1998        156,250        71,820               --             --     49,000             3,790
John R. Harding                 2000        168,654       125,000               --             --         --             7,597
  Executive Vice President      1999        136,218        37,584               --             --     55,000             4,038
                                1998        137,740        18,726               --             --         --             8,812


----------------------

(1) Includes compensation paid to Mr. Whitman as a member of the Board of Directors for fiscal year 1999 and 1998 and a travel allowance for fiscal year 2000.

(2) Restricted stock awards vest in full four years from the date of grant. No vesting occurs prior to four years from grant. Holders of restricted shares are entitled to vote the shares. The number of shares granted to each of the persons named in the foregoing table and the value of restricted shareholdings at the end of the fiscal year is as follows:

                                                  Number           Value at
                           Name                  Of Shares      August 31, 2000
   ------------------------------------------ ----------------  ----------------
   Val John Christensen.....................       4,000              $26,500
   Don J. Johnson...........................       1,000                6,250
   Val John Christensen.....................       1,000                6,250

(3) Amounts shown reflect options granted to the named executive officers pursuant to the Franklin Covey 1992 Stock Incentive Plan (the "Incentive Plan"). As of August 31, 2000, the Company had not granted any stock appreciation rights.

(4) Amounts shown reflect contributions made by the Company for the benefit of the named executive officers under the Franklin Covey 401(k) Profit Sharing Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     During the fiscal year ended August 31, 2000, the Company did not grant any stock options or stock appreciation rights to the persons named in the preceding Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR OPTION/SAR VALUES

     The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended August 31, 2000, upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on August 31, 2000, and the aggregate value of such options held by the persons named in the Summary Compensation Table. This table reflects options to acquire shares of Common Stock granted to the named individuals by the Company and by certain affiliates of the Company. As of August 31, 2000, the Company had not granted any stock appreciation rights to any of the executive officers named below.


                                                               Number of Unexercised        Value of Unexercised
                                Number of                      Options at August 31,       In-the-Money Options at
                                 Shares         Value                 2000                   August 31, 2000(2)
                               Acquired on   Realized on    -------------------------- -----------------------------
           Name                  Exercise     Exercise(1)    Exercisable  Unexercisable   Exercisable    Unexercisable
------------------------------  -----------  -------------  ----------- -------------- --------------  -------------
Robert A. Whitman............         --         $   --           --             --         $   --         $   --
Val John Christensen.........         --             --       27,825         71,475         34,605             --
Stephen M. R. Covey..........         --             --        6,250         18,750             --             --
Don J. Johnson...............         --             --       15,000          5,000             --             --
John R. Harding..............         --             --       51,834         39,166             --             --

----------------------

(1) Reflects the difference between the exercise price of the options exercised and the market value of the Common Stock on the date of such exercise, as reported by the New York Stock Exchange.
(2) Reflects the difference between the exercise price of the unexercised options and the market value of the Common Stock on August 31, 2000. The last sale price of the Common Stock on August 31, 2000, as reported by the New York Stock Exchange, was $6.625 per share.


EMPLOYMENT AGREEMENTS

     The Company does not have an employment agreement with any of its named executive officers, other than Robert A. Whitman, the President, Chief Executive Officer and Chairman of the Board.

     In an effort to develop a compensation agreement that would create a strong link in both pay for performance and shareholder value creation, the Board and Mr. Whitman have directly linked Mr. Whitman's annual performance award and long-term compensation to measures that create value and increase the price of the Company's Common Stock. The performance award's unusual structure differs from normal executive compensation programs in that the annual performance pay is tied to very aggressive growth goals and the long-term compensation is awarded only after most shareholders have benefited from a substantial increase in share price. For example, for fiscal year 2001, Mr. Whitman would receive no performance pay until an approximate 36% increase in EBITDA is achieved and would not receive a full reward unless an 84% increase in EBITDA is achieved. Though subsequent years' performance requirements may not necessarily be that aggressive, the hurdle tied to value creation is expected to be high. The Company's outside compensation consultants advised the Board that long-term compensations is typically bench-marked by company size and is usually granted at current market price. However, to emphasize pay for performance, the options granted to Mr. Whitman have an unusually conservative vesting schedule and grant price, consistent with Mr. Whitman's desire that value be created for existing shareholders before he receives long-term compensation rewards. The award provides for no vesting for seven years (and only then if currently employed) of any of the options unless the market price of the Company's stock price reaches certain levels which would increase shareholders value by approximately 300% to 700% over that time period. The grant price of $14.00 is also well above the current market price. The Board and Mr. Whitman have designed this compensation package with the intent that existing shareholders would benefit prior to Mr. Whitman receiving meaningful compensation.

     On September 1, 2000, the Company entered into an employment agreement with Robert A. Whitman, as President and Chief Executive Officer of the Company. In addition, the Company agreed to use its best efforts to continue Mr. Whitman in his position as chairman of the board of directors. The agreement has an initial term expiring August 31, 2007, and provides for an annual base salary, paid retroactively to December 31, 1999, of $500,000, to be reviewed annually by the Compensation Committee. The base salary may be increased, but not decreased, during the term of the agreement. The Employment Agreement provides for an annual bonus, to be paid based on the attainment of performance objectives determined by the Compensation Committee. The bonus can range from 0 percent to 150 percent of the base salary. A substantial portion of Mr. Whitman's annual performance bonus will be based upon the Company meeting EBITDA targets established by the Compensation Committee. The remaining portion of Mr. Whitman's annual bonus will be determined based on reaching other targets established by the Compensation Committee on an annual basis which may include such things as: meeting target dates for development of specific projects, meeting sales goals for individual products or business areas, increasing revenues and/or market penetration associated with products or groups of products, successful development and introduction of new products, attracting and retaining key employees, implementing business strategies, identifying and negotiating business transactions, and other items that may be established by the Compensation Committee from time to time.

     Mr. Whitman was also granted an option to acquire 1,602,000 shares of common stock, with an exercise price of $14.00 per share. This option will not be exercisable until August 31, 2007. However, acceleration of that exercise date for all or a portion of those options may occur if the average closing sales price of the Company's Common Stock achieves certain levels prior to that date based on a schedule determined by the average closing price of the Company's common stock for the preceding 90 consecutive trading days. This schedule ranges from $20.00 per share at which point half of the options will be exercisable to $50.00 per share at which point all of the options will be exercisable. If not exercised, the options expire August 31, 2010. If Mr. Whitman elects to exercise all or a portion of the option, the Company has agreed to lend the exercise price, plus the aggregate amount of federal, state, and local income taxes incurred by Mr. Whitman as a result of such exercise, to Mr. Whitman, to facilitate the exercise. Any such loan will become due and payable at the time the shares of common stock purchased with the loan proceeds are sold or otherwise disposed of by Mr. Whitman or, in the event there is no such sale or disposition, five years after the date the loan was made. The loan will bear interest and be subject to the same terms and conditions as loans to key employees under the Company's Management Stock Purchase Loan program. Mr. Whitman will also be entitled to participate in all Company sponsored employee benefit plans and will be reimbursed for all expenses incurred on behalf of the Company.

     In the event that the Company elects to terminate the agreement for any reason other than for "cause" as specified in the agreement, it will owe to Mr. Whitman an amount equal to two and a half times the then current base salary, compensation for his unused vacation days, a pro rata portion of the bonus that would have been earned by Mr. Whitman for the year in which the termination occurred, an amount equal to two and a half times the average annual incentive compensation paid to Mr. Whitman for the three fiscal years immediately preceding the fiscal year in which his employment is terminated, and any payments due to Mr. Whitman under the Company's other employment benefit plans. In addition, Mr. Whitman would be entitled to continued medical, dental, and other health benefits on payment of any amounts typically charged by the Company to similar situated employees. To the extent that any stock options held by Mr. Whitman are currently exercisable as of the date of termination, they will continue to be exercisable for a period of five years following his date of termination or, if sooner, August 31, 2010.

     In the event there is a change in control of the Company as defined in the Agreement that is not approved by the current board of directors or successor directors nominated by at least a two-thirds majority of existing directors, and, during the 24 month period following the date of the change in control, Mr. Whitman's employment is terminated for any reason other than cause, or by Mr. Whitman for good reason, as defined in the agreement, the Company will pay all termination amounts set forth above to Mr. Whitman and, in addition, all of the options held by Mr. Whitman will immediately vest and become exercisable. If the change of control has been approved by the incumbent board, 801,000 shares of any non-vested options shall become immediately vested. In the event that it is determined that any of the payments to Mr. Whitman on termination or change in control are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Whitman shall be entitled to receive an additional payment so that, after payment of all taxes, including the exercise tax, Mr. Whitman would retain an additional amount equal to the exercise tax. During the term of the agreement and for a period of three years thereafter, Mr. Whitman has agreed not to engage in any competitive activity with the Company. In addition, Mr. Whitman agrees not to attempt to solicit or hire key employees of the Company for a period of two years after termination of the agreement.

COMPENSATION COMMITTEE REPORT

     The report was prepared by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of independent directors who are not employees of the Company or its subsidiaries. The Committee has responsibility for all compensation matters for the Company's Chairman and the Company's President and Chief Executive Officer (the "Key Executives"). It also has the responsibility of administering the Incentive Plan. The Key Executives determine the amount of cash compensation for executive officers other than the Key Executives. The Committee determines the amount of cash compensation under the Incentive Plan for all executive officers, including the Key Executives. The current members of the Committee are Kay Stepp, who serves as Chairperson, Robert Daines, Dennis Heiner, Brian Krisak and Steven Wheelwright. The Committee met four times during fiscal year 2000.

     Executive Compensation Philosophy. In 1997 and then revised in 2000, an executive compensation strategy and structure was created with assistance from the Board's consultants, Schuster-Zingheim and Associates. The executive compensation program enables the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity. Variable performance-based cash incentive awards are an important element of the Company's cash compensation philosophy. The Committee believes the executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

     The overall executive compensation objective is pay for performance. The strategy is based on the following principles: (1) compensation is aligned with achieving the Company's strategic business plan and is directly related to performance and value added; (2) compensation promotes shared destiny and teamwork; (3) compensation attracts and retains qualified executives; (4) the greater the amount of direct influence on organizational performance, the greater the portion of pay at risk; (5) stock ownership plans, such as executive stock loan programs or stock option issuance, aligns executive and shareholder interests in building Company value and will be used as an incentive to executives for increasing Company value.

     Key Executive Compensation. Key Executive Compensation consists of annual salaries and additional compensation in the form of cash performance-based bonuses, stock ownership plans, stock options and restricted stock awards as the Committee in its discretion awards to the Key Executives. The annual salaries of the Key Executives are set at amounts that are deemed competitive for executives with comparable ability and experience, taking into account existing salaries with respect to executives in companies comparable in size and complexity to the Company. Performance-based bonuses were awarded to the Key Executives in 2000 reflecting the Company's overall performance.

     Chairman, President and Chief Executive Officer's Compensation. Mr. Whitman's compensation for fiscal year 2000 was determined pursuant to the principles described above. The Committee concluded that the annual performance bonus for 2000 paid to Mr. Whitman fairly and adequately compensates him based on the overall performance of the Company.

     Executive Stock Ownership Program. The Company believes it is essential for all executive officers to have a vested interest in the Company, thereby aligning the long-term interest of executives with those of stockholders. Each executive officer is required (encouraged?) to accumulate and maintain ownership in the Company equal to 25 percent of their annual income, including performance-based bonuses. In this connection, the Company has facilitated personal loans to the executives through lending institutions to buy the stock on the open market. The stock acts as collateral for the full-recourse loans with the Company providing a guarantee to the lending institutions for the loans.

     Incentive Stock Option Program. The Company believes it is essential for all executive officers to receive Incentive Stock Options ("ISOs") under the Incentive Plan, thereby aligning the long-term interests of executives with those of stockholders. The Company adopted the Incentive Plan in 1992, charging the Committee with responsibility for its administration. These ISOs generally vest over a four-year period and expire ten (10) years from the date of grant. If an executive officer's employment terminates prior to applicable vesting dates, the officer generally forfeits all ISOs that have not yet vested. The Committee believes that the grant of these ISOs to executive officers is highly desirable because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company.

     As of August 31, 2000, executive officers held incentive stock options to purchase an aggregate of 381,300 shares of Common Stock granted under the direction of the Committee pursuant to the Incentive Plan since its inception in 1992. Of those options, 103,159 are currently exercisable.

     Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. These include (I) the Company's cafeteria plan administered pursuant to
Section 125 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Company's 401(k) Plan, pursuant to which the company makes matching contributions; and (iii) the Company's Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

                                    Respectfully submitted,

                                    E. Kay Stepp
                                    Robert H. Daines
                                    Dennis G. Heiner
                                    Brian A. Krisak
                                    Steven C. Wheelwright

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the five fiscal years ended August 31, 2000, for the Common Stock, the S&P 600 SmallCap Index in which the Company is included and the S&P Miscellaneous Industry Index, the index to which the Company believes it would be assigned if it were included in the S&P
500. The Company has been advised that the S&P Miscellaneous Industry Index includes ten corporations, many of which, like the Company, are of a diversified nature.


                                                  INDEXED RETURNS
                                -----------------------------------------------------
                                                   Years Ending
--------------------------------------------------------------------------------------
                                Aug95    Aug96    Aug97    Aug98    Aug-99    Aug-00
--------------------------------------------------------------------------------------
FRANKLIN COVEY CO              100.00    78.92    107.57    81.08    33.51     28.65

S&P SMALLCAP 600 INDEX         100.00   113.29    151.93   124.13   156.75    200.94

CONSMER(JWRLY,NVL,GFT)-SMALL   100.00    93.22    125.67   100.91    63.88     39.82


                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of November 1, 2000, with respect to the beneficial ownership of shares of Common Stock and Series A Preferred Stock by each person known by the Company to be the beneficial owner of more than 5 percent of Common Stock or Series A Preferred Stock, by each director, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 20,643,182 shares of Common Stock and 811,094 shares of the Series A Preferred Stock outstanding as of November 1, 2000. In cases where shareholders own both Common Stock and Series A Preferred Stock, the number of shares shown assumes the conversion of the Series A Preferred Stock into the Common Stock and the issued and outstanding Common Stock is increased by an equal amount for that shareholder. The shares of Series A Preferred Stock are shown on an "as converted basis" with approximately 7.14 shares of Common Stock issueable on conversion of each share of Series A Preferred Stock.

                                                         Beneficial Ownership as of
                                                              November 1, 2000
                                                         ----------------------------
                                                           Number of     Percentage
                                                            Shares        of Class
                                                         --------------  ------------
Common Stock and Common Stock Equivalents:
Knowledge Capital Investment Company (1)(2)..............  6,506,073        24.9%
   2200 Ross Avenue, Suite 42-W
   Dallas, Texas 75201

Stephen R. Covey(3)......................................  1,927,384         9.3
  C/o Franklin Covey Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331

Dimensional Fund Advisors, Inc...........................  1,524,700         7.4
   1299 Ocean Avenue
   Santa Monica, California  90401

Dennis R. Webb(3)(4).....................................  1,275,712         6.2
   c/o Franklin Covey Co.
   2200 West Parkway Boulevard
   Salt Lake City, Utah 84119-2331

Yacktman Asset Management (1)............................  1,209,102         5.8
   303 West Madison
   Chicago, Illinois  60606

Hyrum W. Smith(3)(4).....................................    568,859         2.8

Stephen M. R. Covey......................................    365,436         1.8


Val John Christensen(3)..................................    254,401         1.2

John R. Harding(3).......................................    206,942         1.0

Joel C. Peterson.........................................    144,487           *

Don J. Johnson(3)........................................     54,495           *

Steven C. Wheelwright....................................     30,000           *

Robert H. Daines(6)......................................     20,507           *

E. J. "Jake" Garn........................................      4,000           *

Kay E. Stepp.............................................      3,000           *

Dennis G. Heiner.........................................         --           *

Robert A. Whitman(2).....................................         --           *

Brian A. Krisak(2).......................................         --           *

Donald J. McNamara(2)....................................         --           *

All directors and executive officers
   As a group (22 persons)(1)(2)(4)(5)...................  9,074,613       34.4%
----------------------

* Less than 1%.

(1) The Series A Preferred Stock is convertible into Common Stock at a rate of approximately 7.14 shares of Common Stock for each share of Series A Preferred Stock. The number of shares shown for Knowledge Capital Investment Company and Yacktman Asset Management include 768,750 and 10,102 shares of the Series A Preferred Stock, respectively, shown on an as converted basis as 5,491,071 and 72,157 shares of Common Stock respectively. The holdings of Knowledge Capital Investment Company and Yacktman Asset Management represent 94.8 percent and 1.2 percent of the issued and outstanding Series A Preferred Stock, respectively.

(2) Messrs. Whitman, Krisak and McNamara, each of whom is a director of the Company and, in the case of Mr. Whitman, an executive officer of the Company, are principals of the private investment firm that sponsors Knowledge Capital and therefore may be deemed the beneficial owner of the Common Stock and the Series A Preferred Stock and the shares of Common Stock into which the Series A Preferred Stock may be converted. Each of Messrs. Whitman, Krisak and McNamara disclaim beneficial ownership of the Common Stock and the Series A Preferred Stock and of the Common Stock into which the Series A Preferred Stock may be converted.

(3)  The share amounts indicated for Hyrum W. Smith are owned of record by Hyrum
     W. Smith as trustee of The Hyrum W. Smith Trust with respect to 329,700 shares; those indicated for Dennis R. Webb, by Dennis R. Webb as trustee of The Lighthouse Foundation with respect to 82,500 shares; and those indicated for Stephen R. Covey by Stephen R. Covey as Trustee of The
     Gathering For Zion Foundation with respect to 505,000 shares; and for SRSMC, LLC with respect to 40,000 shares; and for SANSTEP Properties, LLC with respect to 1,382,384 shares. Messrs. Smith and Webb are the respective trustees of those trusts and foundations, having sole power to vote and dispose of all shares held by the respective trusts and foundations, and may be deemed to have beneficial ownership of such shares. Mr. Covey, as a trustee of the Gathering for Zion Foundation and as co-manager of SRSMC, LLC and SANSTEP, LLC, has shared voting and dispositive control over the shares held by those entities and may be deemed to have beneficial ownership of such shares.

(4) Some of the share amounts indicated as beneficially owned are subject to options granted to other directors, officers and key employees of the Company by the following persons in the following amounts: Hyrum W. Smith, 49,350 shares, and Dennis R. Webb, 19,500 shares.

(5) The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Val John Christensen, 27,825 shares; Don J. Johnson, 5,000 shares; John R. Harding, 51,834 shares; and all executive officers and directors as a group, 112,159 shares.

(6) The share amounts indicated for Robert H. Daines include 5,000 shares owned by Tahoe Investments, L.L.C., a Utah limited liability company, of which Mr. Daines is a member.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10 percent of the Common Stock, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock. Executive officers, directors and holders of more than 10 percent of the Common Stock are required by Commission regulations to furnish the Company with copies of all such reports they file. Based upon a review of the copies of such forms received by the Company and information furnished by the persons named below, the Company believes that all reports were filed on a timely basis. Except for: A Form 4 for
E. J. ("Jake") Garn, a director, reported the purchase of 4,000 shares was due on June 10, 2000, but not filed until June 20, 2000; A Form 3 for John R. Harding, an executive officer, was timely filed on October 21, 1999, but did not list all options held at the time he became an insider. An amendment to the Form 3 to report all securities held was filed on December 14, 1999; A Form 3 for Darl McBride, an executive officer, was due on July 10, 2000, but was not filed until July 13, 2000; A Form 5 for Mikel Rigg-Mcguire to report 25,000 options granted to her on February 17, 1999 and 10,000 options granted to her on December 11, 1998 which should have been reported no later than November 14, 1999, but were not reported until a Form 4 was filed on June 12, 2000; A Form 3 for Marva Sadler, an executive officer, was due on March 3, 2000, but was not filed until June 13, 2000; A Form 3 for Douglas Smith was timely filed on October 21, 1999, but did not list all shares held at the time he became an insider until an amendment to the Form 3 to report all securities was filed on November 17, 1999; A Form 4 for D. Gordon Wilson that reported the sale of 357 shares was due on December 10, 1999, but was not filed until February 18, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In  connection  with the merger  between the  Company and Covey  Leadership
Center, Stephen R. Covey, who is vice-chairman of the Board of Directors, entered into a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 20 percent of the proceeds from personal speaking engagements, which resulted in a payment of $3.3 million to Dr. Covey for the fiscal year ending August 31, 2000. Also in connection with this transaction, the Company entered in a 12-year lease agreement expiring in 2009 on two office buildings located in Provo, Utah where the operations of Covey formerly conducted by Covey continued to be located. The buildings are leased from entities in which Stephen
R. Covey and Stephen M. R. Covey, executive officers and/or directors of the Company have a 35 percent and 11 percent interest, respectively. Lease rentals paid in fiscal 2000 were $2,062,428. The Company believes the terms of the leases, including the lease rentals, are at least as favorable as could be obtained from unrelated third parties.

     Robert A. Whitman, the Company's Chairman and Chief Executive Officer, and Messrs. Donald J. McNamara and Brian A. Krisak, directors of the Company, are principals of the Hampstead Group, L.L.C., a Texas limited liability company, the private investment firm that sponsors Knowledge Capital Investment Company, the holder of 95 percent of the Company's outstanding Series A Preferred Stock, and of Hampstead Interests, LP, a Texas limited partnership. On June 2, 1999, the Company and Hampstead Interests, LP entered into a Monitoring Agreement which provides for payment of a monitoring fee of $100,000 per quarter to Hampstead Interests, LP for assisting the Company in strategic planning, including acquisitions, divestitures, new development and financing matters. The agreement continues so long as Knowledge Capital Investment Group owns more than 50 percent of the 750,000 shares of Series A Preferred Stock (or Common Stock equivalents) originally purchased. The Company has paid $400,000 to Hampstead Interests, LP since the beginning of the fiscal year ended August 31, 2000, pursuant to the Monitoring Agreement.

     During the fiscal year ended August 31, 2000, the Company sold 121,250 shares of its common stock to a former CEO of the Company for $0.9 million. In consideration for the common stock, the Company received a non-recourse promissory note, due September 2003, bearing interest at 10.0 percent. Additionally, all of the former CEO's stock options were canceled and the issuance of common stock is being accounted for as a variable security, due to its stock option characteristics. The note receivable from the sale of this stock has been recorded as a reduction to shareholders' equity in the accompanying fiscal 2000 consolidated balance sheet.

     During fiscal 2000, the Company actively sought to reacquire outstanding options to purchase the Company's common stock (Note 12). Included in the total number of option shares reacquired, the Company purchased 150,000 option shares from a Vice-Chairman of the Board of Directors for $0.4 million. In addition, 358,000 option shares were purchased from two officers and one former officer of the Company for a total of $0.8 million. These options were reacquired using the same valuation methodology as other stock options purchased by the Company.

     Premier Agendas ("Premier"), a subsidiary of the Company, had trade accounts payable to various companies which are partially owned by certain former owners of Premier totaling $2.1 million and $3.3 million at August 31, 2000 and 1999, respectively. In addition, Premier had notes payable to key employees and former key employees totaling $1.4 million and $1.5 million as of August 31, 2000 and 1999, respectively (Note 6). The notes payable were used for working capital, are due upon demand, and have interest rates which approximate prevailing market rates.

     During fiscal years 2000 and 1998, the Company purchased 9,000 shares and 500,000 shares of its common stock for $0.1 million and $12.0 million in cash, respectively, from a Vice-Chairman of the Board of Directors. All shares were purchased at the existing fair market value on the dates of the transactions.

     In January 1999, the Company issued 1,450 shares of its common stock to each member of the Board of Directors for $17.25 per share. The purchase price was to be paid in the form of secured promissory notes that were payable in three annual installments. During fiscal 2000, the promissory notes were canceled and the Company retained the shares of stock.

     During the fiscal year ended August 31, 1999, the Company purchased 130,000 shares of its common stock for $2.3 million in cash, from an officer of the Company. The shares were purchased at the existing fair market value on the date of the transaction.

     During the fiscal years ended August 31, 1999 and 1998, the Company purchased 92,000 and 100,000 shares of its common stock for $1.2 million and $2.5 million in cash, respectively, from a former officer and director of the Company. The shares were purchased at the existing fair market value on the dates of the transactions.

     The Company purchased 194,000 shares of its common stock from a director of the Company for $3.7 million in cash during the fiscal year ended August 31, 1998. Also during fiscal 1998, the Company purchased 57,094 shares of its common stock from a former officer of the Company for $1.1 million. The shares were purchased at the existing fair market value on the dates of the transactions.

     During fiscal 1998, the Company sold one of its consulting units to a group of former employees for $1.6 million. The amount is payable to the Company in six annual installments from September 1998 through 2003. The Company also granted certain employees the option to purchase another consulting unit of the Company for $1.2 million payable to the Company in equal annual installments over a ten-year period commencing January 2001. Such option becomes exerciseable upon the achievement of certain financial thresholds. As of August 31, 2000, the consulting unit had not yet reached planned financial thresholds and the Company does not expect that the option will be exercised.

     Each transaction described above was entered into pursuant to arm's length negotiations with the party involved and were approved by disinterested majorities of the board of directors or the Compensation Committee of the Board.

              PROPOSAL TO ADOPT AN EXECUTIVE PERFORMANCE AWARD FOR
                   THE CHIEF EXECUTIVE OFFICER OF THE COMPANY

GENERAL

     In an effort to develop a compensation agreement that would create a strong link in both pay for performance and shareholder value creation, the Board and Mr. Whitman have directly linked Mr. Whitman's annual performance award and long-term compensation to measures that create value and increase the price of the Company's Common Stock. The performance award's unusual structure differs from normal executive compensation programs in that the annual performance pay is tied to very aggressive growth goals and the long-term compensation is awarded only after most shareholders have benefited from a substantial increase in share price. For example, for fiscal year 2001, Mr. Whitman would receive no performance pay until an approximate 36% increase in EBITDA is achieved and would not receive a full reward unless an 84% increase in EBITDA is achieved. Though subsequent years' performance requirements may not necessarily be that aggressive, the hurdle tied to value creation is expected to be high. The Company's outside compensation consultants advised the Board that long-term compensations is typically bench-marked by company size and is usually granted at current market price. However, to emphasize pay for performance, the options granted to Mr. Whitman have an unusually conservative vesting schedule and grant price, consistent with Mr. Whitman's desire that value be created for existing shareholders before he receives long-term compensation rewards. The award provides for no vesting for seven years (and only then if currently employed) of any of the options unless the market price of the Company's stock price reaches certain levels which would increase shareholders value by approximately 300% to 700% over that time period. The grant price of $14.00 is also well above the current market price. The Board and Mr. Whitman have designed this compensation package with the intent that existing shareholders would benefit prior to Mr. Whitman receiving meaningful compensation.

     On July 14, 2000, which became effective September 1, 2000, the Board of Directors and the Compensation Committee of the Board approved the terms of an employment agreement (the "Employment Agreement" or "Agreement") containing a performance award for Robert A. Whitman, the Chairman of the Board, President and Chief Executive Officer of the Company, subject to approval by the Company's shareholders in accordance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally authorizes the deduction of compensation in excess of $1,000,000 per taxable year payable to a chief executive officer (and certain other officers) only where such compensation is at least partially based on performance, satisfies other requirements, and is approved by shareholder vote.

     If the performance award is approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote at the meeting and certain other requirements set forth in Section 162(m) of the Code are satisfied, the performance awards paid to Mr. Whitman pursuant to the Employment Agreement will qualify for deduction under Section 162(m) of the Code. A description of the performance award for Mr. Whitman is set forth below.

ANNUAL INCENTIVE COMPENSATION

     Under the terms of his agreement, Mr. Whitman is entitled to annual incentive compensation ranging from 0 percent to 150 percent of his base salary. This base salary, retroactively paid to December 31, 1999, is initially fixed at $500,000 per year, but will be reviewed annually by the Compensation Committee and may be increased during the term of the agreement. The employment agreement has an initial term through August 31, 2007, and may be extended beyond this term by the mutual agreement of the Company and Mr. Whitman.

     Mr. Whitman will be eligible to receive the incentive compensation only if he meets or exceeds performance standards established annually by the Compensation Committee. Fifty to seventy-five percent of the annual incentive compensation will be based on reaching or exceeding targets with respect to the Company's earnings before interest, taxes depreciation and amortization
("EBITDA") for each fiscal year. Thirty percent of the annual incentive compensation will be based on meeting or exceeding target goals with respect to other aspects of the business of the Company identified by the Compensation Committee and may include such things as meeting target dates for development of specific projects, meeting sales goals for individual products or business areas, increasing revenues and/or market penetration associated with products or groups of products, successful development and introduction of new products, attracting and retaining key employees, implementing business strategies, identifying and negotiating business transactions, and other items that may be established by the Compensation Committee from time to time.

OPTION GRANT

     The employment agreement also provides for the grant to Mr. Whitman of an option to purchase 1,602,000 shares of the Company's common stock, with an exercise price of $14.00 per share. This option becomes exercisable on a graduated basis, depending on increases in the market price for the Company's common stock. If the closing sales price for the Company's common stock exceeds $20.00 for 90 consecutive trading days, the option becomes exercisable with respect to 801,000 shares of stock. The option becomes exercisable for additional shares of stock for each subsequent $5.00 increase in the market price of the stock up to $50.00 at which point the option is exercisable for the entire 1,602,000 shares. If it has not otherwise become exercisable and if Mr. Whitman is still employed by the Company, the option will become fully exercisable on August 31, 2007. The option also becomes exercisable under certain conditions in the event the Company elects to terminate the employment agreement or there is a change of control of the Company, all as defined under the terms of the employment agreement. To the extent unexercised, the option will expire on August 31, 2010.

     In the event that Mr. Whitman elects to exercise the option to acquire shares of common stock, the Company has agreed to loan the exercise price, plus the aggregate amount of any federal, state, or local income tax payable as a result of such exercise, to Mr. Whitman. This loan will bear interest at a rate substantially similar to the interest on loans by the Company to key employees under its Management Sock Purchase Loan Program. The principal amount of the loan (or a pro rata portion thereof) will be payable at the time that Mr. Whitman's sells or otherwise disposes of shares of common stock purchased with the loan proceeds. If not previously paid, the loan will be payable in full five years after the date of the advance by the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE PERFORMANCE AWARDS FOR THE CHIEF EXECUTIVE OFFICER OF THE COMPANY.

     PROPOSAL TO RATIFY THE AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Franklin Covey Co. Amended and Restated 2000 Employee Stock Purchase Plan, as amended, (the "Purchase Plan") was adopted by the Board of Directors (the "Board") in March 1992 and approved by the Company's shareholders in April 1992. The Purchase Plan was amended by the Board on June 29, 1992, in August, 1992 and on March 11, 1996. On May 11, 2000, the Board amended the Purchase Plan to extend the term of the Purchase Plan and increased the number of shares of the Company's Common Stock, subject to the Purchase Plan by 1,000,000. This most recent amendment (the "Amendment") is being submitted to the shareholders for their approval. The following description of the Purchase Plan contains, among other information, summaries of certain provisions of the Purchase Plan, a copy of which will be provided to any employee eligible to participate in the Purchase Plan upon request. The information set forth in this document with respect to the Purchase Plan is qualified in its entirety by reference to the complete text of the Purchase Plan.

     The purpose of the Purchase Plan is to provide a method whereby employees of the Company and its subsidiary corporations will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Purchase Plan has been structured to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Purchase Plan is not a qualified retirement plan under Section 401 of the Code, nor is it subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.


ADMINISTRATION OF THE INCENTIVE PLAN

     The Purchase Plan is administered by a committee appointed by the Board of Directors (the "Board") consisting of three or more disinterested members of the Board (the "Committee"). Members of the Committee are ineligible to purchase stock under the Purchase Plan. The Board may, in its sole discretion, remove or add members to the Committee from time to time and fill any vacancy, however caused. Members of the Committee serve until the expiration or termination of the Purchase Plan unless they resign or are removed by the Board before the expiration or termination of the Purchase Plan.

     The Committee has plenary authority in its discretion to interpret and construe any and all provisions of the Purchase Plan, to adopt rules and regulations for administering the Purchase Plan, to appoint custodians, accountants and other advisors, and to make all other determinations deemed necessary or advisable for administering the Purchase Plan. All determinations and decisions of the Committee are made by a majority of its members, whether by a vote in a meeting of the Committee or by the written consent of a majority of the Committee. The Committee's determination on the foregoing matters shall be conclusive.


DURATION OF THE PURCHASE PLAN

     The Purchase Plan became effective as of March 30, 1992 and currently expires August 31, 2000. If the Amendment is approved, the Purchase Plan will remain in effect until August 31, 2004 unless terminated earlier by the Board in accordance with the terms of the Purchase Plan.

SHARES SUBJECT TO THE PURCHASE PLAN

     Upon approval of the Amendment, the maximum number of shares of Common Stock that may be issued under the plan is 1,300,000 shares.

     If the total number of shares for which options are exercised on the termination date of any Offering exceeds the maximum number of shares under the Purchase Plan, the Company shall make a pro-rata allocation of the shares available in as nearly a uniform manner as shall be practicable and the balance of payroll deductions credited to the account of each participant under the Purchase Plan shall be returned to him/her as promptly as possible together with interest accrued thereon. (See -- "Withdrawal from Purchase Plan" for determination of the applicable rate of interest). For purposes of calculating interest, the payroll deductions shall be allocated so that the earliest payroll deductions shall apply to purchase of the stock and the most recent payroll deductions shall be deemed to be the deductions that are to be returned.

     In the event the outstanding shares of Common Stock of the Company increase, decrease, change into, or are exchanged for a different number or kind of security of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction ("Changes in Capital"), the number and/or kind of shares which may be offered in the Offerings shall be proportionately adjusted. No adjustments will be made for stock dividends. Any distribution of shares to shareholders aggregating less than twenty percent of the outstanding shares of Common Stock shall be deemed to be a stock dividend. Any distribution of shares to shareholders aggregating twenty percent or more shall be deemed to be a stock split.


ELIGIBILITY

     Any employee who completes 90 days employment is eligible to participate in any Offerings under the Purchase Plan which commences on or after such 90 day period and for so long thereafter as such employee remains continuously employed by the Company. For purposes of participation in the Purchase Plan, a person on leave of absence shall be deemed to be an employee for the first 90 days of such leave of absence and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence.

     Notwithstanding the above, no employee shall be granted an option under the Purchase Plan:

          (a) if immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company as determined under the rules of Section 424 of the Code; or

          (b) which permits his/her rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $20,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

ELECTION TO PARTICIPATE IN THE PLAN

     The Purchase Plan provides for annual offerings of the Company's Common Stock (the "Annual Offering(s)") commencing on September 1 of each year covered under the Purchase Plan and ending on August 31 of the following year. Each Annual Offering, at the discretion of the Committee exercised prior to the commencement thereof, may be divided into four three-month offerings commencing, respectively on September 1, December 1, March 1 and June 1 and terminating on November 30, February 28/29, May 31 and August 31 respectively (the" Quarterly Offering(s)") (Annual Offerings and Quarterly Offerings are sometimes collectively referred to as the "Offering(s)"). "Commencement Date" means the commencement date for any Annual or Quarterly Offering as described above and "Termination Date" means the termination date for any Annual or Quarterly Offering as described above.

     Eligible employees have the opportunity to elect to participate in the Purchase Plan prior to every Offering. An eligible employee may become a participant in the Purchase Plan by completing an authorization for payroll deduction under the Purchase Plan on the form provided by the Company and filing it with the office of the General Counsel of the Company on or before the date set by the Committee (the "Election Date"). The Election Date shall always be prior to the Commencement Date for each Offering.


GRANTING OF OPTIONS

         On the Commencement Date of each Offering, each employee who has elected to participate in the Offering (the "Participant") is deemed to have been granted an option to purchase a maximum number of shares of the Company's Common Stock (the "Option"). The maximum number of shares that can be purchased under an Option shall be equal to an amount (rounded down to a whole number) determined as follows:

     The percentage rate selected by the Participant on his/her authorization for payroll deduction form shall be multiplied by the Participant's base pay during the period of the Offering and then the product of such computation shall be divided by 85 percent of the market value of the Company's Common Stock on the applicable Offering Commencement Date.

The market value of the stock shall be the average between the highest and lowest sale prices per share of the Company's Common Stock on the New York Stock Exchange ("NYSE") on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NYSE. A Participant's base pay during the period of an Offering shall be determined by multiplying, in the case of an Annual Offering, the Participant's normal weekly rate of pay (as in effect on the last day prior to the Commencement Date) by 52 or the hourly rate by 2,080, or in the case of a Quarterly Offering, by 13 or 520 as the case may be. "Base Pay" shall include base salary, adjusted compensation, incentive compensation, overtime, bonuses and/or other regular payments, unless otherwise determined by the Committee. Base Pay does not include any payments for shift differential, reimbursement for expenses, deferred compensation in any form, or other non-regular payments unless otherwise determined by the Committee. In the case of a part-time hourly employee, the employee's Base Pay during the period of an Offering shall be determined by multiplying the employee's hourly rate by the number of regularly scheduled hours of work for the employee during such Offering.

     The exercise price of any Option granted during any given Offering shall be the average between the highest and lowest sale prices per share of the Company's Common Stock on the NYSE on the Offering Termination Date or the nearest prior business day on which trading occurred on the NYSE. If the Company's Common Stock is not admitted to trading on any of the aforesaid dates for which closing prices of the Common Stock are to be determined, then reference shall be made to the fair market value of the Common Stock on that date, as determined on such basis as shall be established or specified for that purpose by the Committee.

     In the event of a Change in Capital (as defined above), appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and in the exercise price or prices applicable to such outstanding Options.

     Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation (the "Reorganization Transactions"), the holder of each Option then outstanding under the Purchase Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such Option for each share as to which such Option shall be exercised as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such Reorganization Transaction. The Board shall take such steps in connection with any Reorganization Transaction, as the Board shall deem necessary, to assure that holders of Options under the Purchase Plan shall be entitled to receive, as nearly as reasonably may be determined, the cash, securities and/ or property as described above.


PAYMENT

     Payment for shares issued under the Purchase Plan shall be made solely by payroll deductions except in the case of a leave of absence and then only in accordance with the terms of the Purchase Plan. All payroll deductions made for a Participant shall be credited to the Participant's account under the Purchase Plan.

     At the time a Participant files an authorization for payroll deduction, the Participant may elect to have a payroll deduction of any whole percentage amount up to 15 percent of his/her Base Pay in effect at the Commencement Date of the Offering made from his/her pay on each payday during an Offering. The rate of payroll deduction under the Purchase Plan can in no event exceed 15 percent. Payroll deductions shall commence on the Commencement Date for the Offering for which an authorization for payroll deduction has been received. Payroll deductions for a Participant shall automatically continue for all subsequent Offerings unless the Participant withdraws from an Offering or delivers written notice of his/her election not to participate in the subsequent Offering to the Company. Such notice must be delivered to the Office of General Counsel of the Company prior to the Election Date for the subsequent Offering. Payroll deductions will be terminated for a Participant during an Offering if the Participant elects to withdraw from the Offering in accordance with the terms of the Purchase Plan. See "-- Withdrawal from Purchase Plan." A Participant's decision not to participate in any given Offering will not prevent him/her from participating in any subsequent Offering under the Purchase Plan. Once a Participant has withdrawn from an Offering or elected not to participate in an Offering, he/she must file a new authorization for payroll deduction to participate in any subsequent Offering. A Participant may change the rate of payroll deduction for any subsequent Offering by filing a new authorization for payroll deduction prior to the Election Date for the subsequent Offering. A Participant may discontinue his/her participation in an Offering as provided below but may not make any other changes during an Offering, including without limitation, altering the amount of his/her payroll deductions during any Offering.

     If a Participant goes on a leave of absence, such Participant shall have the right to elect: (a) to withdraw the balance in his/her account; (b) to discontinue contributions to the Plan but remain a participant in the Purchase Plan; or (c) to remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to such
Participant during his/her leave of absence and undertaking to make cash payments to the Purchase Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet his/her authorized payroll deductions. Notwithstanding the above, a Participant's interest in the Purchase Plan and any Offering shall be terminated if such leave of absence extends beyond certain time periods. See "-- Termination of Employment."

     All payroll deductions received or held by the Company under the Purchase Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.


EXERCISE OF OPTIONS

     Options granted to Participants for an Offering shall be deemed to have been exercised automatically on the Offering Termination Date unless the Participant has withdrawn from the Offering. Options will automatically be deemed to be exercised for the purchase of the number of shares of Common Stock which the accumulated payroll deductions in the Participant's account will purchase at the applicable exercise price. Notwithstanding the above, the number of shares purchased shall in no event exceed the maximum number of shares for which the Option was granted on the Offering Commencement Date. Any excess funds in a Participant's account after the purchase of the maximum number of shares will be promptly returned to the Participant without interest.

     The purchase of shares of Common Stock upon the exercise of Options under the Purchase Plan shall be conducted solely through Merrill, Lynch, Pierce, Fenner & Smith ("Merrill Lynch"). The relationship between a Participant and
Merrill Lynch shall be governed by an agreement to be entered into by the Participant with Merrill Lynch at the time the Participant elects to participate in the Purchase Plan. The Common Stock purchased under the Purchase Plan shall be registered in the name of a nominee named by Merrill Lynch and credited to the Participant's account at Merrill Lynch. Stock certificates representing the shares of Common Stock purchased under the Purchase Plan shall be delivered to Merrill Lynch as soon as practicable after the Offering Termination Date.


WITHDRAWAL FROM PURCHASE PLAN

     A Participant may withdraw from an Offering at anytime prior to the Offering Termination Date by giving written notice of such election to the General Counsel of the Company (the "Withdrawing Employee"). All of the Withdrawing Employee's payroll deductions credited to his/her account will be paid to the Withdrawing Employee together with simple interest accrued thereon from the date of withholding to the date of return promptly after receipt of his/her notice of withdrawal . Upon receipt of a Withdrawing Employee's election to withdraw, the Company shall make no further payroll deductions from the Withdrawing Employee's pay during the Offering. Withdrawal from any Offering will not have any effect upon the Withdrawing Employee's eligibility to participate in any subsequent Offering under the Purchase Plan or in any similar plan which may hereafter be adopted by the Company.


TERMINATION OF EMPLOYMENT

     Upon the termination of a Participant's employment with the Company for any reason including retirement (but excluding death while in the employ of the Company or a continuation of a leave of absence for a period beyond ninety (90)
days), the Participant's participation in the Purchase Plan and in any current Offering shall be terminated. All the payroll deductions credited to the terminated Participant's account shall be returned to him/her together with interest accrued thereon from the date of withholding to the date of return.

     Upon the termination of a Participant's employment because of death, the Participant's beneficiary (as determined under the Purchase Plan) shall have the right to elect either to: (i) withdraw all of the payroll deductions credited to such Participant's account under the Purchase Plan together with interest accrued thereon from the date of withholding to the date of return; or (ii) to exercise such Participant's Option on the Offering Termination Date following the Participant's death for the purchase of the number of full shares of stock which the accumulated payroll deduction in such Participant's account at the date of the Participant's death will purchase at the applicable exercise price on the Offering Termination Date. In the event the beneficiary elects the latter option, any excess in the account will be returned to said beneficiary without interest. The beneficiary must make such election by written notice to the General Counsel of the Company prior to the earlier of: (i) the Offering Termination Date; or (ii) the expiration of a period of sixty (60) days commencing with the date of the death of the Participant. If the beneficiary fails to make such election within the prescribed time period, then the beneficiary shall be deemed to have selected to exercise the Participant's Option as described above.

     If a Participant who is on leave of absence does not return to regular full time or part time employment with the Company at the earlier of (i) the termination of such leave of absence or (ii) three months from the 90th day of such leave of absence, then such Participant's participation in the Purchase Plan and any Offering shall terminate on whichever of such dates occur first. All payroll deductions credited to such Participant's account shall be returned to him/her together with interest accrued thereon from the date of withholding to the date of return. In addition, a Participant who has been on a leave of absence for more than 90 days shall not be entitled to participate in any Offering commencing after the 90th day of such leave of absence.

     Interest that is accrued on amounts to be returned to Participants as set forth above shall accrue at the regular passbook savings account rates per annum in effect at Zions First National Bank, N.A., Salt Lake City Utah. If such rate is not published or otherwise available for such purpose, then the applicable rate shall be the regular passbook savings account rates per annum in effect during such period at another major commercial bank in Salt Lake City, selected by the Committee.


TRANSFERABILITY

     Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive stock under the Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. During a Participant's lifetime, Options may only be exercised by the Participant who holds such Options. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act, in its sole discretion, as an election to withdraw from the Purchase Plan.

RESTRICTIONS ON ISSUANCE AND TRANSFER OF COMMON STOCK ISSUABLE UNDER THE PURCHASE PLAN

     Conditions To Issuance of Common Stock
     --------------------------------------

     The Company shall not be required to issue any Common Stock under the Purchase Plan unless and until the Committee reasonably determines that such issuance will be in compliance with the Securities Act of 1933, as amended and other governing securities laws. The Committee may impose and enforce any condition required by applicable securities law in connection with the issuance or transfer of any Common Stock issued or issuable under the Purchase Plan.


     Prohibitions on Trading While In Possession of Material Non-Public Information
     --------------------------------------------------------------

     Under governing securities laws, no shares of Common Stock acquired under the Purchase Plan Plan may be offered or sold while the holder thereof is in possession of material nonpublic information. Violation of such prohibition may result in civil or criminal sanctions.

     Limitations on Transfer By Certain Insiders Subject to Section 16 of the Exchange Act
     --------------------------------------------------------------------

     The securities laws of the United States subject officers, directors and certain beneficial owners of 10 percent or more of the Common Stock (collectively, "Insiders") to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 16(B) LIABILITY PROVISIONS. Section 16(b) of the Exchange Act generally provides that any profit realized by an Insider from any purchase and sale, or any sale and purchase, of any equity security of the Company within six months is recoverable by the Company. Transactions by Insiders of the Company in Common Stock are subject to such short-swing liability provisions under Section 16(b), unless an exemption is available thereunder. Rule 16b-3 provides that a transaction pursuant to an employee stock purchase plan that satisfies certain requirements of Section 423 of the Code is exempt from the short-swing restrictions of Section 16(b). The Purchase Plan satisfies such requirements of
Section 423 of the Code and, accordingly, the issuance of Common Stock Pursuant to Purchase Plan will be exempt (i.e., not counted as a purchase transaction) for purposes of the short-swing liability provisions of Section 16(b).

     Although receipt by an Insider of Common Stock under the Purchase Plan may be exempt from short-swing liability, as discussed above, the sale of such Common Stock by an Insider of the Company will generally not be exempt. Therefore, unless one of the limited number of exceptions applies, the sale to any party other than the Company of Common Stock acquired under the Purchase Plan may be matchable against any non-exempt purchase transaction occurring within six months before or after such sale. Insiders of the Company are advised to take appropriate measures to assure compliance with the provisions of Section 16.

     SECTION 16(A) REPORTING REQUIREMENTS AND SECTION 16(C) DERIVATIVE TRADING RESTRICTIONS. The Rules promulgated under the Exchange Act also impose various reporting requirements pursuant to Section 16(a) for Insiders of the Company with respect to transactions under the Purchase Plan. Violations of such requirements could result in penalties, fines and disclosure of such violations in the Company's Proxy Statement and Annual Report on Form 10-K. Section 16(c) of the Exchange Act continues to prohibit generally sales of an equity security by an Insider if he does not own the security or, if he owns the security, he does not deliver it within 20 days after sale.

     The preceding summary of certain provisions of the securities laws of the United States is based upon the existing rules and regulations, which are subject to further change and interpretation, and does not purport to be a complete discussion of such securities laws. Participants who are Insiders of the Company are encouraged to consult with legal counsel with respect to the securities laws, rules and regulations applicable to any contemplated transaction under the Purchase Plan.

     Restrictions on Transfer of Shares Held By Affiliates
     -----------------------------------------------------
     Even if a Registration Statement on Form S-8 is in effect with respect to shares of Common Stock issued under the Purchase Plan, shares of Common Stock issued to "affiliates" of the Company (a term which includes Insiders and other persons who are deemed to control the Company) pursuant to the Purchase Plan may not be resold unless the re-sale transaction is registered under the Securities Act or such shares are re-sold pursuant to an applicable exemption, including the exemption provided by Rule 144 under the Securities Act ("Rule 144").
Pursuant to Rule 144, an affiliate of the Company is entitled to sell, within any three-month period, a number of Common Shares that does not exceed the greater of one percent of the outstanding shares of such class or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Although Rule 144 imposes certain manner of sale and other restrictions, affiliates of the Company are not subject to the one-year holding period under the rule with respect to shares of Common Stock acquired in connection with the Purchase Plan so long as a Registration Statement on Form S-8 or other registration statement was in effect for such shares at the time the shares were acquired by the affiliate from the Company.

     Transferability of Shares Held by Non-Insiders and Non-Affiliates
     ------------------------------------------------------------------

     Subject to the limitations set forth in the preceding paragraphs, limitations imposed by applicable state securities laws, and other limitations which may apply to a particular Participant, shares of Common Stock issued to Participants that are not Insiders or affiliates of the Company pursuant to the Purchase Plan are "free trading" shares if a Registration Statement on Form S-8 or other registration statement is in effect for such shares at the time such shares are acquired. The Company is under no obligation to maintain the effectiveness of the Registration Statement on Form S-8 of which this Disclosure Document is a part, and accordingly, Participants should verify that such Registration Statement is effective prior to electing to participate in the Purchase Plan.

AMENDMENTS TO THE PURCHASE PLAN

     The Board may, at any time and for any reason, amend or terminate the Purchase Plan. The Board, however, may not, without shareholder approval, amend the Purchase Plan to (i) increase the maximum number of shares which may be issued under any Offering (except in the case of Change in Capital); or (ii) amend the requirements as to the class of employees eligible to purchase stock under the Purchase Plan or permit the members of the Committee to purchase stock under the Purchase Plan. No termination, modification, or amendment of the Purchase Plan may, without the consent of an employee then having an Option to purchase stock, adversely affect the rights of such employee under such Option.

GENERAL PROVISIONS

     An employee shall have no interest in any shares of Common Stock covered by an Option under the Purchase Plan until such Option has been exercised. Neither the Purchase Plan nor any grant of Options thereunder shall be deemed to give any individual the right to remain employed by the Company, nor shall the Purchase Plan be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time. Employees shall not have any rights or interest under the Purchase Plan in any Option or shares of the Company's Common Stock prior to the grant of an Option to such employee.

     A Participant may designate a beneficiary under the Purchase Plan by filing a written designation of a beneficiary who is to receive any stock and/or cash upon the death of such Participant. Such designation may be changed by the Participant at any time by written notice to the General Counsel of the Company. Upon the death of a Participant and upon receipt by the Company of proof of identity of the beneficiary, the Company shall deliver any stock and/or cash entitled to be received by the deceased Participant to a beneficiary validly designated by the Participant under the Purchase Plan. In the event of the death of a Participant and the absence of a beneficiary validly designated under the Purchase Plan who is living at the time of such Participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company , in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the deceased Participant as the Company may designate. Notwithstanding the above, no beneficiary shall , prior to the death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to such Participant under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following tax discussion is a brief summary of current federal income tax law applicable to the Purchase Plan. The discussion is intended solely for general information, and the Company does not make specific representations to any Participant or recipient of this information. A taxpayer's particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations have been revised frequently and may be changed again at any time in the future, and, in some circumstances, with retroactive effect. Foreign, state and local tax treatment may vary from the federal income tax treatment of participating in the Purchase Plan, and is not discussed in this summary. Therefore, each Participant or recipient is urged to consult a tax adviser before exercising any purchasing rights or before disposing of any shares of Common Stock acquired under the Purchase Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code, and the income and employment tax consequences of participating in the Purchase Plan will depend upon whether the Purchase Plan so qualifies. The Purchase Plan will only meet the qualification requirements of Code Section 423 if the shareholders of the Company approve the Amendment within twelve months after the date of its adoption by the Company. The Company intends to submit the Amendment for shareholder approval at the annual meeting of the shareholders later this year. Assuming a quorum is present at that meeting and that a majority of the shares present are voted in favor of the Amendment, the federal income tax consequences of participating in the Purchase Plan will be as follows:

FEDERAL INCOME TAX CONSEQUENCES IF AMENDMENT IS APPROVED WITHIN TWELVE MONTHS

     1. ELECTION TO PARTICIPATE AND INITIAL GRANT OF OPTIONS. Participants who have filed with the Company the proper enrollment materials will be deemed to have been granted rights to purchase Common Stock exercisable on the given purchase date. A recipient of such purchase rights under the Purchase Plan incurs no income tax liability, and the Company obtains no deduction, upon the grant of the purchase rights.

     2. PAYROLL DEDUCTIONS. Payroll deductions taken from Participant's Base Pay and accumulated to pay the exercise price for shares purchased under the Purchase Plan, are made on an after-tax basis. Participants will not be entitled to deduct or exclude from income or their taxable social security wages any part of the payroll deductions withheld under the plan.

     3. EXERCISE OF PURCHASE RIGHTS. An employee will not be subject to federal income tax upon the exercise of purchase rights under the Purchase Plan, nor will the Company be entitled to a tax deduction by reason of such exercise, provided that the employee is still employed by the Company on the purchase date (or terminated employment no longer than three months before the purchase date). The employee will have a cost basis in the shares of Common Stock acquired upon such exercise equal to the exercise price paid. While the issue is not fully settled, the Company believes that no social security taxes will apply to the discount on shares of Common Stock purchased under the Purchase Plan.

     4. DISPOSITION OF SHARES ACQUIRED UNDER PLAN. The tax consequences upon the disposition of shares acquired under the Purchase Plan will depend upon whether the employee has held the shares for the required holding period. The required holding period runs through the later of one year after the purchase date or two years after the date the purchase right was granted.

     Except as noted below, if an employee disposes of shares of Common Stock acquired under the Purchase Plan before expiration of the above holding period, such as by gift or ordinary sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the shares' fair market value as of the date of exercise and the exercise price paid, and the Company will be entitled to a corresponding compensation expense deduction. This amount must be recognized as income by the employee even if the fair market value of the shares as of the date of exercise exceeds the fair market value of the shares as of the date of disposition or the amount of the sales proceeds received. The employee's tax basis in the shares, however, will be increased by the amount of ordinary income recognized, and the employee will recognize a capital gain or loss on the sale of the shares equal to the difference between (i) the sales price of the shares and (ii) the sum of the exercise price paid for the shares and the ordinary income recognized as a result of the disposition of the shares prior to the expiration of the holding period.

     The rules requiring recognition of ordinary income upon disposition within the one- and two-year holding periods do not apply to disposition of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, or into joint tenancy with right of survivorship with one other person, or the mere pledge or hypothecation of shares.

     The disposition of shares of Common Stock after expiration of the required holding period will result in the recognition of gain or loss in the amount of the difference between the amount realized on the sale of the shares and the exercise price for such shares. Any loss on such a sale will be a long-term capital loss. Any gain on such sale will be included in gross income for the taxable year of the disposition as ordinary compensation income up to the lesser of (i) the amount by which the price paid at the time of exercising the purchase rights was exceeded by the fair market value of the shares at the time the purchase right was granted or (ii) the amount by which the price paid under the Purchase Plan at the time of exercising the purchase right was exceeded by the fair market value of the shares at the time of such disposition. Additional gain, if any, will be taxed as long-term capital gain. Disposition of the shares of Common Stock on account of death (at any time) will trigger a like amount of ordinary income recognition


ADVERSE FEDERAL INCOME TAX TREATMENT IF THE AMENDMENT IS NOT APPROVED WITHIN TWELVE MONTHS

     The  federal  income  tax   consequences  of  the  Purchase  Plan  will  be
significantly less favorable to Participants than outlined above if the shareholders fail to approve the Amendment within twelve months after its date of adoption. If shareholder approval is not timely received, the Purchase Plan will not qualify as an employee stock purchase plan under Code Section 423 and each Participant will be deemed to have taxable compensation income, subject to taxation at ordinary rates as well as social security taxation, upon exercising his or her purchase rights. The taxable income realized upon exercise would equal the amount by which the fair market value of the shares of Common Stock received on the purchase date exceeds the exercise price paid for the shares. This treatment would apply regardless of whether the purchase date occurs before or after expiration of the twelve-month shareholder approval deadline. In effect, each Participant would be taxable on the full discount he or she receives at the time of purchase. The Company would be required to withhold taxes with respect to the income deemed earned and would have to report that income to the Internal Revenue Service on each Participant's Form W-2 for the year of purchase.

     Each Participant would then take a basis in his or her shares of Common Stock equal to their value on the purchase date. Any later sale of the shares at a price above that basis amount would result in long-term capital gain if the shares are held more than one year from the purchase date; short term capital gain would result if the shares are held one year or less. Sale of the shares of Common Stock at a price below the applicable basis amount would produce capital loss, again long term or short term depending upon whether or not held for more than one year.

     The Company can provide no assurance that the shareholders will approve the Amendment within the twelve-month period required for continued qualification of the Purchase Plan under Code Section 423. Each prospective Participant must evaluate the tax risk associated with the potential uncertainty regarding future shareholder approval.

                              SELECTION OF AUDITOR

     The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending August 31, 2001, subject to ratification by the shareholders of the Company. The Board of Directors anticipates that one or more representatives of Arthur Andersen will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN, LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2001.


                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.


                            PROPOSALS OF SHAREHOLDERS

     Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar 2002 must be received by Val John
Christensen, Executive Vice President, Secretary and General Counsel of the Company, at the Company's executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 15, 2001.


                             ADDITIONAL INFORMATION

     The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 2000 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn: Mr. Richard Putnam.